Exhibit 16.1

March 30, 2004

Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, DC   20549


                              Re: LitFunding Corp.
                            SEC File number 000-49679


We have read the statements that we understand LitFunding Corp. will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/  Kabani & Company, Inc.